CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 13, 2018, relating to the financial statements and financial highlights of Integrity Dividend Harvest Fund, a series of The Integrity Funds, for the year ended July 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Joint Proxy Statement and Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

August 20, 2019